December 2011 Pricing Sheet dated December 22, 2011 relating to Amendment No. 1 to Preliminary Terms No. 1 dated November 28, 2011 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Trigger PLUS Based on the Dow Jones – UBS Commodity IndexSM due December 28, 2015
Trigger Performance Leveraged Upside SecuritiesSM

PRICING TERMS– DECEMBER 22, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per Trigger PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	December 22, 2011
Original issue date:	December 28, 2011 (3 business days after the pricing date)
Maturity date:	December 28, 2015
Aggregate principal amount:	$4,997,000
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Underlying index publisher:	CME Group Index Services LLC together with UBS Securities LLC
Payment at maturity:
If the final index value is greater than the initial index value: $1,000 + leveraged upside payment.

If the final index value is less than or equal to the initial index value and is greater than or equal to the trigger level: $1,000

If the final index value is less than the trigger level: $1,000 × index performance factor. This amount will be less than 65% of the stated principal amount and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	160%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Trigger level:	91.70564, which is 65% of the initial index value
Initial index value:	141.0856, which is the official settlement price of the underlying commodity index on the pricing date.
Final index value:	The official settlement price of the underlying commodity index on the valuation date.
Valuation date:	December 22, 2015, subject to adjustment for non-index business days and market disruption events.
Interest:	None
CUSIP:	617482K94
ISIN:	US617482K944
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Trigger PLUS	$1,000	$30	$970
Total	$4,997,000	$149,910	$4,847,090
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $990 per Trigger PLUS.  Please see “Syndicate Information” on page 7 in the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $30 for each Trigger PLUS they sell.  For more information, see “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 1 dated November 28, 2011
Prospectus Supplement for Commodity PLUS dated November 21, 2011             Prospectus dated November 21, 2011

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.